EXHIBIT 99.1

Stanley Higgins

Associate Vice President Listing Qualifications

The Nasdaq Stock Market LLC

+1 301 978 8041

By Electronic Delivery to: sgovil@cemtrex.com

October 4, 2021

Mr. Saagar Govil

Chief Executive Officer Cemtrex Inc.

276 Greenpoint Ave Bld. 8 Suite 208

Brooklyn, NY 11222

Re:	Cemtrex Inc. (the “Company”) – Staff Determination Nasdaq Symbol: CETX and CETXP

Dear Mr. Govil:

On February 8, 2021, we notified the Company that it did not comply with the audit committee composition requirements for continued listing as set forth in our Listing Rule (the “Rule”).1 Pursuant to Listing Rule, 5605(c)(4), the Company was granted a cure period until the earlier of the Company’s next annual shareholders’ meeting or January 25, 2022; to comply with this requirement.

Following the Company’s annual meeting on September 29, 2021, the audit committee is composed of only two independent directors, and as a result, the Company has not regained compliance with the Rule within the cure period available under the Listing Rules. Accordingly, Staff has initiated procedures to delist the Company’s securities from The Nasdaq Stock Market.

As described below, the Company may appeal Staff’s determination. However, if the Company does not appeal this determination, the trading of its securities will be suspended at the opening of business on October 13, 2021, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.2 The Company must also submit the

1 Listing Rule 5605.

2 Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.

Mr. Saagar Govil

October 4, 2021

announcement to Nasdaq’s MarketWatch Department.3 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.4

The Company may appeal Staff’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. A hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision. Hearing requests should not contain arguments in support of the Company’s position. The Company may request either an oral hearing or a hearing based solely on written submissions. The fee for a hearing is $10,000. Please submit your non-refundable Hearing Request fee in accordance with the instructions provided on the attached “Check Payment Form”.5 The request for a hearing and confirmation of payment should be submitted electronically through our Listing Center6 and must be received by the Hearings Department no later than 4:00 p.m. Eastern Time on October 11, 2021.

As part of Staff’s ongoing review or in response to any submissions the Company has made or will make, Staff may identify additional deficiencies under Nasdaq’s rules. The Company will be formally notified of any such additional deficiencies and the basis for them.

Please use the link, “Hearing Requests & Process” on the attached chart for detailed information regarding the hearings process. If you would like additional information regarding the hearings process, please call the Hearings Department at +1 301 978 8203.

Listing Rule 5835 prohibits communications relevant to the merits of a proceeding under the Listing Rule 5800 Series between the Company and the Hearings Department unless Staff is provided notice and an opportunity to participate. In that regard, Staff waived its right to participate in any oral communications between the Company and the Hearings Department. Should Staff determine to revoke such waiver, the Company will be immediately notified, and the requirements of Listing Rule 5835 will be strictly enforced.

If the Company does not appeal Staff’s determination to the Panel, the Company’s securities may be eligible to continue to be quoted on the OTC Bulletin Board or in the “Pink Sheets.” If you have any questions about such quotation please contact FINRA’s Compliance Unit at +1 240 386 5100.

If you have any questions, please contact Rachel Scherr at, + 1 301 978 8072. Sincerely,

Enclosures

3 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.

4 Listing IM-5810-1.

5 The Form also includes a “link” for payment by wire.

6 To utilize our electronic form process, please create a user account, if you have not already done so. Once you create a user account, you can begin completing the Hearing Request Form. At any time, you may save your work and complete it at a later time. Upon submission, you will receive a confirmation email. Please note that prior to starting you will need the following company information: current trading symbol, Central Index Key (CIK) code or CUSIP.